June 30, 2011
FOR IMMEDIATE RELEASE

RAYMOND JAMES BANK TO ACQUIRE
CANADIAN ASSETS OF ALLIED IRISH BANKS

ST. PETERSBURG, Fla. – Raymond James Bank, a wholly owned subsidiary of Raymond James Financial, announced today that it has entered into a definitive agreement to acquire substantially all assets of Allied Irish Banks’ (AIB) Canadian operation, located in Toronto.

Through this transaction, Raymond James Bank has established a newly created finance company in Canada which will allow it to expand its corporate and real estate banking activity.

“This acquisition reflects Raymond James’ ongoing growth strategy to expand our existing corporate lending practice to other key markets,” said firm CEO Paul Reilly. “We are building on our already significant presence in Canada and leveraging the growing Equity Capital Markets business of Raymond James Ltd., our existing Canadian subsidiary.”

The Canadian portfolio being acquired is comprised of approximately $650 million in loan commitments, of which $500 million is outstanding.  The portfolio is highly diverse and performing well with loans located across various sectors throughout Canada.

“This acquisition gives us a new dimension in the Canadian marketplace, and we look forward to working with our bank partners and clients in Canada.  The acquisition will instantly increase Raymond James Bank’s corporate and real estate portfolio by 10 percent and it also reflects the bank's commitment to expand its business with Equity Capital Markets clients in Canada,” added Thomas F. Macina, Executive Vice President and Senior Corporate & Real Estate Banking Executive of Raymond James Bank.

The transaction, the terms of which will not be disclosed, is expected to close prior to the end of the September quarter and is subject to Canadian and U.S. regulatory approvals.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,300 financial advisors serving 1.9 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $282 billion, of which approximately $37 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2010 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended December 31, 2010 and March 31, 2011, which are available on RAYMONDJAMES.COM and SEC.GOV.

For more information, please contact Steve Hollister at 727-567-2824.
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